 c65426_ex99j2.htm -- Converted by SEC Publisher, created by BCL Technologies Inc., for SEC Filing

Exhibit 99(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the combined Statement of Additional Information in Post-Effective Amendment No. 33 to the Registration Statement (Form N-1A, No. 333-00295) of Transamerica Partners Funds Group II and to the incorporation by reference of our reports dated February 24, 2011 on Transamerica Partners Institutional Balanced, Transamerica Partners Institutional Core Bond, Transamerica Partners Institutional High Quality Bond, Transamerica Partners Institutional High Yield Bond, Transamerica Partners Institutional Inflation-Protected Securities, Transamerica Partners Institutional International Equity, Transamerica Partners Institutional Large Core, Transamerica Partners Institutional Large Growth, Transamerica Partners Institutional Large Value, Transamerica Partners Institutional Mid Growth, Transamerica Partners Institutional Mid Value, Transamerica Partners Institutional Money Market, Transamerica Partners Institutional Small Core, Transamerica Partners Institutional Small Growth, Transamerica Partners Institutional Small Value, Transamerica Partners Institutional Stock Index, Transamerica Institutional Asset Allocation - Intermediate Horizon, Transamerica Institutional Asset Allocation -Intermediate/Long Horizon, Transamerica Institutional Asset Allocation - Long Horizon, Transamerica Institutional Asset Allocation - Short Horizon, and Transamerica Institutional Asset Allocation - Short/Intermediate Horizon included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2010.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 28, 2011